Exhibit 3.28

Series Designation of

Series #88BM1, a series of RSE Collection, LLC

In accordance with the Second Amended and Restated Limited Liability Company Agreement of RSE Collection, LLC (the “Company”) dated May 25, 2017 (the “Agreement”) and upon the execution of this Exhibit 3.28 by the Company and RSE Markets, Inc. in its capacity as Managing Member of the Company and Initial Member of Series #88BM1, a series of RSE Collection, LLC (“Series #88BM1”), this exhibit shall be attached to, and deemed incorporated in its entirety into, the Agreement as “Exhibit 3.28”.

References to Sections and Articles set forth herein are references to Sections and Articles of the Agreement, as in effect as of the effective date of establishment set forth below.

Name of Series	Series #88BM1, a series of RSE Collection, LLC
Effective date of establishment	November 8, 2018
Managing Member

RSE Markets, Inc., was appointed as the Managing Member of Series #88BM1 with effect from the date of the Original LLC Agreement and shall continue to act as the Managing Member of Series #88BM1 until dissolution of Series #88BM1 pursuant to Section 11.1(b) or its removal and replacement pursuant to Section 4.3 or ARTICLE X

Initial Member	RSE Markets, Inc.
Series Asset

The Series Assets of Series #88BM1 shall comprise the 1988 BMW E30 M3 which will be acquired by Series #88BM1 upon the close of the Initial Offering and any assets and liabilities associated with such asset and such other assets and liabilities acquired by Series #88BM1 from time to time, as determined by the Managing Member in its sole discretion

Asset Manager	RSE Markets, Inc.
Management Fee	As stated in Section 6.5
Purpose	As stated in Section 2.4
Issuance	Subject to Section 6.3(a)(i), the maximum number of Series #88BM1 Interests the Company can issue is 3,000

Number of Series #98DV1 Interests held by the Managing Member and its Affiliates	The Managing Member must purchase a minimum of 2% and may purchase a maximum of 10% of Series #88BM1 Interests through the Offering
Broker	Cuttone & Company, LLC
Brokerage Fee

Up to 0.75% of the purchase price of the Interests from Series #88BM1 sold at the Initial Offering of the Series #88BM1 Interests (excluding the Series #88BM1 Interests acquired by any Person other than Investor Members)

Interest Designation	No Interest Designation shall be required in connection with the issuance of Series #88BM1 Interests
Voting

Subject to Section 3.5, the Series #88BM1 Interests shall entitle the Record Holders thereof to one vote per Interest on any and all matters submitted to the consent or approval of Members generally. No separate vote or consent of the Record Holders of Series #88BM1 Interests shall be required for the approval of any matter, except as required by the Delaware Act or except as provided elsewhere in this Agreement.

The affirmative vote of the holders of not less than a majority of the Series #88BM1 Interests then Outstanding shall be required for:

(a) any amendment to this Agreement (including this Series Designation) that would adversely change the rights of the Series #88BM1 Interests;

(b) mergers, consolidations or conversions of Series #88BM1 or the Company; and

(c) all such other matters as the Managing Member, in its sole discretion, determines shall require the approval of the holders of the Outstanding Series #88BM1 Interests voting as a separate class.

Notwithstanding the foregoing, the separate approval of the holders of Series #88BM1 Interests shall not be required for any of the other matters specified under Section 12.1

Splits	There shall be no subdivision of the Series #88BM1 Interests other than in accordance with Section 3.7

Sourcing Fee	No greater than $995, which may be waived by the Managing Member in its sole discretion
Other rights

Holders of Series #88BM1 Interests shall have no conversion, exchange, sinking fund, redemption or appraisal rights, no preemptive rights to subscribe for any securities of the Company and no preferential rights to distributions of Series #88BM1 Interests

Officers	There shall initially be no specific officers associated with Series #88BM1, although, the Managing Member may appoint Officers of Series #88BM1 from time to time, in its sole discretion
Aggregate Ownership Limit	As stated in Section 1.1
Minimum Interests	One (1) Interest per Member
Fiscal Year	As stated in Section 8.2
Information Reporting	As stated in Section 8.1(c)
Termination	As stated in Section 11.1(b)
Liquidation	As stated in Section 11.3
Amendments to this Exhibit 3.28	As stated in Article XII